Exhibit 99.1

MARKETAXESS REPORTS THIRD QUARTER 2014 REVENUES OF

$64.2 MILLION, PRE-TAX INCOME OF $28.3 MILLION AND DILUTED EPS OF $0.46

Third Quarter Financial Highlights*

•	Revenues of $64.2 million, up 5.1%

•	Record commission revenue of $54.5 million, up 5.1%

•	Pre-tax income of $28.3 million, up 7.1%

•	Diluted EPS of $0.46, up from $0.43 on a non-GAAP basis

•	Total trading volume of $182.1 billion, up 4.5%

•	Record trading volume in high-yield bonds

* All comparisons versus third quarter 2013.

NEW YORK, October 22, 2014 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, and the provider of market data and post-trade services for the global fixed-income markets, today announced results for the third quarter ended September 30, 2014.

“The third quarter results are solid in light of the summer seasonal slowdown, benign market environment and heavy new issue calendar. We are especially encouraged by the growth rates we see in Open Trading, high-yield and Europe,” said Rick McVey, Chairman and Chief Executive Officer of MarketAxess. “Market volatility is picking up as we start the fourth quarter, leading to an increase in bond trading activity.”

Third Quarter Results from Continuing Operations

Total revenues for the third quarter of 2014 increased 5.1% to $64.2 million, compared to $61.1 million for the third quarter of 2013. Pre-tax income was $28.3 million, compared to $26.4 million for the third quarter of 2013, an increase of 7.1%. Net income totaled $17.5 million, or $0.46 per share on a diluted basis, compared to $18.3 million, or $0.48 per share on a diluted basis, for the third quarter of 2013. Net income for the third quarter of 2013 was favorably impacted by a catch-up tax benefit of approximately $2.0 million, or $0.05 per share on a diluted basis. Excluding this income tax benefit, non-GAAP net income for the third quarter of 2013 totaled $16.3 million, or $0.43 per share on a diluted basis.

Commission revenue for the third quarter of 2014 was a record $54.5 million on total trading volume of $182.1 billion, compared to $51.8 million of commission revenue on total trading volume of $174.4 billion for the third quarter of 2013. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume was an estimated 14.6% for the third quarter of 2014 on an adjusted basis, up from 14.0% for the second quarter of 2014 but down from an estimated 14.9% for the third quarter of 2013. See Non-GAAP Financial Measures and Other Items below for further information on FINRA TRACE volume and U.S. high-grade market share.

All other revenue, which consists of information and post-trade services, technology products and services, investment income and other revenue, increased 5.0% to $9.8 million, compared to $9.3 million for the third quarter of 2013. The increase was principally due to higher information and post trade service revenue.

Total expenses for the third quarter of 2014 increased 3.5% to $36.0 million, compared to $34.7 million for the third quarter of 2013. The increase in total expenses was principally due to higher depreciation and amortization expense of $1.0 million and employee compensation and benefits costs of $0.7 million, partially offset by lower professional and consulting fees of $1.0 million.

The effective tax rate for the third quarter of 2014 was 38.1%, compared to 30.8% for the third quarter of 2013. The third quarter 2013 effective tax rate reflected a catch-up tax benefit of approximately $2.0 million, or $0.05 per share on a diluted basis, associated with the domestic production activities deduction. Excluding the impact of this non-recurring favorable income tax benefit, the effective tax rate for the third quarter of 2013 was 38.4%.

Employee headcount as of September 30, 2014 was 305, compared to 295 as of September 30, 2013.

Dividend

The Company’s board of directors declared a quarterly cash dividend of $0.16 per share of common stock outstanding, to be paid on November 20, 2014 to stockholders of record as of the close of business on November 6, 2014.

Share Repurchase Program Update

In July 2014, the Company’s board of directors approved an increase in the size of the share repurchase program from $35.0 million to $100.0 million. A total of 211,398 shares were repurchased in the third quarter of 2014 at a cost of $11.7 million. As of September 30, 2014, approximately $74.6 million was available for future repurchases under the program.

Balance Sheet Data

As of September 30, 2014, total assets were $362.9 million and included $212.1 million in cash, cash equivalents and securities available-for-sale. Total stockholders’ equity as of September 30, 2014 was $326.3 million.

Non-GAAP Financial Measures and Other Items

To supplement the Company’s unaudited financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP measures of financial performance, including earnings before interest, taxes, depreciation and amortization (“EBITDA”). The Company believes that these non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, are important in understanding the Company’s operating results. See the attached schedule for a reconciliation of GAAP to these non-GAAP financial measures.

For purposes of calculating U.S. high-grade estimated market share, FINRA TRACE volumes have been adjusted to eliminate the increased reporting of affiliate back-to-back trade to FINRA beginning in April 2014 and the inclusion of 144A securities beginning in July 2014. Based on information provided by FINRA, the Company believes that adjusted FINRA TRACE volumes provide a more accurate comparison to prior period reporting. The Company has provided a reconciliation of U.S. high-grade TRACE volumes to the adjusted U.S. high-grade TRACE volumes on the “Investor Relations-Volume” section of its website.

Webcast and Conference Call Information

Richard M. McVey, Chairman and Chief Executive Officer, and Antonio L. DeLise, Chief Financial Officer, will host a conference call to discuss the Company’s financial results and outlook on Wednesday, October 22, 2014, at 10:00 a.m. Eastern time. To access the conference call, please dial +1 855 425 4206 (U.S.) or +1 484 756 4249 (international). The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://investor.marketaxess.com. A replay of the call will be made available by dialing +1 855 859 2056 (U.S.) or +1 404 537 3406 (international) for one week after the announcement. The Webcast will also be archived on http://investor.marketaxess.com for 90 days following the announcement.

About MarketAxess

MarketAxess operates a leading electronic trading platform that enables fixed-income market participants to efficiently trade corporate bonds and other types of fixed-income instruments using MarketAxess’ patented trading technology. Over 1,000 institutional investor and broker-dealer firms are active users of the MarketAxess trading platform, accessing global liquidity in U.S. high-grade corporate bonds, emerging markets and high-yield bonds, European bonds, U.S. agency bonds, credit default swaps and other fixed-income securities. MarketAxess SEF Corporation has received temporary registration from the U.S. Commodity Futures Trading Commission to operate a swap execution facility. MarketAxess also offers a number of trading-related products and services, including: market data to assist clients with trading decisions; connectivity solutions that facilitate straight-through processing; technology services to optimize trading environments; and execution services for exchange-traded fund managers and other clients. Through its Trax® division, MarketAxess also offers a range of pre- and post-trade services, including trade matching, regulatory transaction reporting and market and reference data, across a range of fixed-income products. Trax is the trading name of Xtrakter Ltd., a MarketAxess group company.

MarketAxess maintains its headquarters in New York and has offices in London, Boston, Chicago, Los Angeles, Salt Lake City, São Paulo and Singapore. For more information, please visit www.marketaxess.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: the volatility of financial services markets generally; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; the rapidly evolving nature of the electronic financial services industry; our ability to introduce new fee plans and our clients’ response; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our ability to develop new products and offerings and the market’s acceptance of those products; the effect of rapid market or technological changes on us and the users of our technology; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; our vulnerability to cyber security risks; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our ability to comply with new laws, rules and regulations both domestically and internationally; our ability to maintain effective compliance and risk management methods; the strain of growth initiatives on management and other resources; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

Media and Investor Relations Contacts:

Tony DeLise	William McBride
MarketAxess Holdings Inc.	Bryant Park Financial Communications
+1-212-813-6017	+1-917-239-6726

MarketAxess Holdings Inc.

Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(In thousands, except per share data) (unaudited)
Revenues
Commissions	$54,462	$51,818	$160,766	$153,202
Information and post-trade services	7,600	7,125	23,641	18,020
Technology products and services	1,562	1,561	5,585	4,279
Investment income	132	112	416	288
Other	489	517	2,199	2,502

Total revenues	64,245	61,133	192,607	178,291

Expenses
Employee compensation and benefits	18,589	17,910	55,619	47,638
Depreciation and amortization	4,482	3,460	12,954	10,151
Technology and communications	4,359	4,509	13,300	11,700
Professional and consulting fees	3,514	4,540	10,912	13,278
Occupancy	1,127	1,205	3,318	3,172
Marketing and advertising	1,331	1,195	4,340	3,501
General and administrative	2,575	1,926	7,117	6,370

Total expenses	35,977	34,745	107,560	95,810

Income before taxes	28,268	26,388	85,047	82,481
Provision for income taxes	10,764	8,129	31,877	29,388

Net income from continuing operations	17,504	18,259	53,170	53,093
(Loss) from discontinued operations, net of income taxes	—	(46)	—	(210)

Net income	$17,504	$18,213	$53,170	$52,883

Per Share Data:
Basic earnings per common share
Income from continuing operations	$0.47	$0.49	$1.44	$1.44
(Loss) from discontinued operations	—	—	—	(0.01)

Net income per common share	$0.47	$0.49	$1.44	$1.43

Diluted earnings per common share
Income from continuing operations	$0.46	$0.48	$1.40	$1.41
(Loss) from discontinued operations	—	—	—	(0.01)

Net income per common share	$0.46	$0.48	$1.40	$1.40

Cash dividends declared per common share	$0.16	$0.13	$0.48	$0.39
Weighted-average common shares:
Basic	36,856	36,919	36,997	36,854
Diluted	37,805	37,965	37,947	37,820

MarketAxess Holdings Inc.

Consolidated Condensed Balance Sheet Data

	September 30, 2014	December 31, 2013
	(In thousands) (unaudited)
Assets
Cash and cash equivalents	$155,100	$132,691
Securities available-for-sale	57,021	67,742
Accounts receivable, net	36,947	34,158
All other assets	113,841	119,319

Total assets	$362,909	$353,910

Liabilities and Stockholders’ Equity
Total liabilities	36,606	43,548
Total stockholders’ equity	326,303	310,362

Total liabilities and stockholders’ equity	$362,909	$353,910

MarketAxess Holdings Inc.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(In thousands)
	(unaudited)
	EBITDA
Net income from continuing operations[1]	$17,504	$18,259	$53,170	$53,093
Add back:
Interest expense	—	3	—	13
Provision for income taxes	10,764	8,129	31,877	29,388
Depreciation and amortization[1]	4,482	3,460	12,954	10,151

Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations[1]	$32,750	$29,851	$98,001	$92,645

	Adjusted Net Income and Diluted Earnings Per Share
Net income from continuing operations, as reported	$17,504	$18,259
Adjustment to income tax provision[2]	—	(2,003)

Adjusted net income from continuing operations	$17,504	$16,256

Diluted earnings per share from continuing operations, as reported	$0.46	$0.48
Adjustment to income tax provision[2]	—	(0.05)

Non-GAAP diluted earnings per share from continuing operations	$0.46	$0.43

[1]	Expenses for the nine months ended September 30, 2013 reflect an out-of-period adjustment related to the capitalization of certain employee costs previously expensed as incurred. The adjustment reduced employee compensation and benefits by $2.9 million and increased depreciation and amortization by $1.3 million. This item increased net income by $1.0 million and EBITDA by $2.9 million for the nine months ended September 30, 2013.
[2]	Represents a favorable income tax adjustment associated with the domestic production activities deduction.

MarketAxess Holdings Inc.

Volume Statistics

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	Total Trading Volume
	(In millions)
	(unaudited)
U.S. high grade - fixed-rate	$104,143	$108,177	$327,242	$317,869
U.S. high grade - floating-rate	5,569	5,904	17,935	15,721

Total U.S. high-grade	109,712	114,081	345,177	333,590
Other credit	56,761	42,741	161,822	134,181
Liquid products	15,665	17,537	48,594	54,639

Total	$182,138	$174,359	$555,593	$522,410

	Average Daily Volume
	(In millions)
	(unaudited)
U.S. high-grade	$1,714	$1,783	$1,836	$1,774
Other credit	884	666	860	713
Liquid products	245	274	258	291

Total	$2,843	$2,723	$2,954	$2,778

Number of U.S. Trading Days [1]	64	64	188	188
Number of U.K. Trading Days [2]	65	65	189	189

	Average Variable Transaction Fee Per Million
	(unaudited)
U.S. high grade - fixed-rate	$184	$200	$181	$201
U.S. high grade - floating-rate	45	29	53	25
Total U.S. high-grade	177	192	174	193
Other credit	316	317	309	307
Liquid products	42	45	44	46
Total	209	208	202	207

[1]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.
[2]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.
*	Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a riskless principal basis between two counterparties.